EXHIBIT 99.1

Steelcase Reports First Quarter Fiscal 2020 Results

  Revenue growth of 9 percent drove 18 percent growth in operating income
  Order growth of 15 percent outpaced recent industry trends in most major markets and supports a strong outlook for the second quarter
  EMEA begins fiscal 2020 with strong growth and a profitable first quarter
  Steelcase reaffirms fiscal 2020 targets for revenue growth (5.5% to 9.5%) and earnings per share ($1.20 to $1.35)

GRAND RAPIDS, Mich., June 19, 2019 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported first quarter revenue of $824.3 million and net income of $17.8 million, or diluted earnings of $0.15 per share.  In the prior year, Steelcase reported $754.0 million of revenue and net income of $17.0 million, or diluted earnings of $0.14 per share.

Revenue increased 9 percent in the first quarter compared to the prior year, or 6 percent on an organic basis, reflecting growth across all segments.  Orders (adjusted for currency translation effects, acquisitions and divestitures) grew 15 percent in the first quarter compared to the prior year, driven primarily by strong growth in day-to-day business.  The order growth was favorably impacted by a February 2018 list price adjustment which accelerated orders from the first quarter of fiscal 2019 into the fourth quarter of fiscal 2018.

Revenue and order growth by segment
Q1 2020 vs. Q1 2019
	Revenue Growth	Organic Revenue Growth	Organic Order Growth

Americas	8%	5%	15%
EMEA	17%	9%	10%
Other category	7%	10%	21%
Steelcase Inc.	9%	6%	15%

"We are pleased to have delivered another quarter of strong growth in sales and operating income," said Jim Keane, president and CEO. "Our 15 percent order growth was particularly strong and in line with our expectations.  We fell just short of our revenue estimates because order growth was weighted toward the second half of the quarter and customers requested delivery dates later than we typically see, in part because of construction labor shortages that caused their projects to be delayed.  We ended the quarter with a high backlog and a strong pipeline of customer opportunities which support our outlook for the second quarter."

First quarter operating income of $27.6 million (or 3.3 percent of revenue) increased by $4.3 million or 18 percent compared to operating income of $23.3 million (or 3.1 percent of revenue) in the prior year.  The Americas reported operating income of $32.4 million (or 5.6 percent of revenue) compared to $29.7 million (or 5.5 percent of revenue) in the prior year, reflecting an improvement in operating expenses as a percentage of revenue, largely offset by lower gross margin.  EMEA reported operating income of $0.8 million compared to an operating loss of $1.7 million in the prior year.

"We delivered strong year-over-year improvement in EMEA this quarter, with 9 percent organic revenue growth, improvements in gross margin and lower operating expenses as a percentage of revenue," said Dave Sylvester, senior vice president and CFO.  "Our teams remain solidly focused on achieving profitability in EMEA for fiscal 2020 and reaching a low- to mid-single-digit operating margin for that segment within the next three years."

Gross margin of 31.3 percent in the first quarter represented a decrease of 30 basis points compared to the prior year, driven by higher cost of sales in the Americas.  The Americas experienced continued unfavorable business mix partially offset by benefits from pricing actions taken over the last several quarters, net of higher commodity and freight costs.  Gross margin in EMEA improved by 60 basis points, and gross margin in the Other category improved by 30 basis points.

Operating expenses of $230.8 million in the first quarter represented an increase of $16.2 million compared to $214.6 million in the prior year but declined as a percentage of revenue to 28.0 percent in the current quarter compared to 28.5 percent in the prior year.  The increase in expense was primarily driven by $12.4 million from acquisitions, net of a divestiture (including $3.1 million of amortization expense), and higher investment in product development, partially offset by $3.3 million of favorable currency translation effects.

"Steelcase has long had a focus on fitness to drive operating efficiencies, fund growth initiatives and improve profitability," said Dave Sylvester.  "This quarter, we supported increased investments in product development and acquisition-related amortization expense while delivering a 50 basis point improvement in our operating expense leverage."

Interest expense of $6.7 million in the first quarter represented an increase of $2.3 million compared to $4.4 million in the prior year due to the higher level of outstanding debt following the issuance of new term notes in the fourth quarter of fiscal 2019.

Other income, net decreased by $1.1 million compared to the prior year, due to lower income from unconsolidated affiliates.

Income tax expense of $6.3 million in the first quarter reflected an effective tax rate of approximately 26 percent.  In the prior year, income tax expense was $6.2 million and the effective tax rate approximated 27 percent.

Total liquidity, comprised of cash, cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $309.4 million, and total debt was $486.6 million, at the end of the first quarter.

The Board of Directors has declared a quarterly cash dividend of $0.145 per share, to be paid on or before July 16, 2019, to shareholders of record as of July 1, 2019.

Outlook

The company expects second quarter fiscal 2020 revenue to be in the range of $970 to $995 million, which would represent 11 to 14 percent growth compared to $875.8 million of revenue in the prior year.  Adjusted for the impact of acquisitions, a divestiture and unfavorable currency translation effects, the projected revenue range translates to expected organic growth of 6 to 9 percent.

Steelcase expects to report diluted earnings per share between $0.41 to $0.45 for the second quarter of fiscal 2020.  Steelcase reported diluted earnings per share of $0.41 in the second quarter of fiscal 2019.  The prior year included a $7.5 million gain from the sale of property.

The company is reaffirming its fiscal 2020 targets of 5.5 to 9.5 percent revenue growth (which translates to 2 to 6 percent organic revenue growth) and $1.20 to $1.35 of diluted earnings per share.

"We remain on track to achieve our fiscal 2020 targets, despite some signs of slowing economic growth, because customers are continuing to invest in modernized, fluid work environments to support agile work processes and attract, retain and inspire their workforce," said Jim Keane.  "Our new Steelcase Flex Collection, Steelcase Roam products and the Orangebox product offering were featured in our NeoCon showroom and are designed specifically to meet these challenges. We also introduced updated tools for dealers and designers to select, specify and order an expanding assortment of products.”

Business Segment Results
(in millions)

	(Unaudited)
	Three Months Ended
	May 24, 2019	May 25, 2018	% Change

Revenue
Americas (1)	$576.3	$535.8	7.6%
EMEA (2)	161.3	137.4	17.4%
Other (3)	86.7	80.8	7.3%
Consolidated revenue	$824.3	$754.0	9.3%

Operating income (loss)
Americas	$32.4	$29.7
EMEA	0.8	(1.7)
Other	2.3	1.6
Corporate (4)	(7.9)	(6.3)
Consolidated operating income	$27.6	$23.3

Operating income percent	3.3%	3.1%

Revenue mix
Americas	69.9%	71.1%
EMEA	19.6%	18.2%
Other	10.5%	10.7%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Turnstone, Smith System, AMQ and Orangebox brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase, Orangebox and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.

YEAR OVER YEAR ORGANIC REVENUE GROWTH BY SEGMENT
Q1 2020 vs. Q1 2019
	Steelcase Inc.	Americas	EMEA	Other category

Q1 2019 revenue	$754.0	$535.8	$137.4	$80.8
Acquisitions	38.8	16.5	22.3	—
Divestiture	(0.4)	—	(0.4)	—
Currency translation effects*	(15.1)	(1.5)	(11.6)	(2.0)
Q1 2019 revenue, adjusted	777.3	550.8	147.7	78.8

Q1 2020 revenue	824.3	576.3	161.3	86.7
Organic growth $	$47.0	$25.5	$13.6	$7.9
Organic growth %	6%	5%	9%	10%

* Currency translation effects represent the estimated net effect of translating Q1 2019 foreign currency revenues using the average exchange rates during Q1 2020.

PROJECTED ORGANIC REVENUE GROWTH
Q2 2020 vs. Q2 2019
Steelcase Inc.

Q2 2019 revenue	$875.8
Acquisitions	48.1
Divestiture	(0.4)
Currency translation effects*	(8.2)
Q2 2019 revenue, adjusted	915.3

Q2 2020 revenue, projected	$970 - $995
Organic growth $	$55 - $80
Organic growth %	6% - 9%

* Currency translation effects represent the estimated net effect of translating Q2 2019 foreign currency revenues using the exchange rates at the end of Q1 2020.

Steelcase Inc.
	(Unaudited)
	Three Months Ended
	May 24, 2019		May 25, 2018
Revenue	$824.3	100.0%	$754.0	100.0%
Cost of sales	565.9	68.7	516.1	68.4
Gross profit	258.4	31.3	237.9	31.6
Operating expenses	230.8	28.0	214.6	28.5
Operating income	$27.6	3.3%	$23.3	3.1%
Interest expense	(6.7)	(0.8)	(4.4)	(0.5)
Investment income	1.0	0.1	1.0	0.1
Other income, net	2.2	0.3	3.3	0.4
Income before income tax expense	24.1	2.9	23.2	3.1
Income tax expense	6.3	0.7	6.2	0.8
Net income	$17.8	2.2%	$17.0	2.3%

Americas
	(Unaudited)
	Three Months Ended
	May 24, 2019		May 25, 2018
Revenue	$576.3	100.0%	$535.8	100.0%
Cost of sales	393.4	68.3	363.6	67.9
Gross profit	182.9	31.7	172.2	32.1
Operating expenses	150.5	26.1	142.5	26.6
Operating income	$32.4	5.6%	$29.7	5.5%

EMEA
	(Unaudited)
	Three Months Ended
	May 24, 2019		May 25, 2018
Revenue	$161.3	100.0%	$137.4	100.0%
Cost of sales	115.7	71.7	99.3	72.3
Gross profit	45.6	28.3	38.1	27.7
Operating expenses	44.8	27.8	39.8	28.9
Operating income (loss)	$0.8	0.5%	$(1.7)	(1.2)%

Other category
	(Unaudited)
	Three Months Ended
	May 24, 2019		May 25, 2018
Revenue	$86.7	100.0%	$80.8	100.0%
Cost of sales	56.8	65.5	53.2	65.8
Gross profit	29.9	34.5	27.6	34.2
Operating expenses	27.6	31.8	26.0	32.2
Operating income	$2.3	2.7%	$1.6	2.0%

Corporate
	(Unaudited)
	Three Months Ended
	May 24, 2019	May 25, 2018
Operating loss	$(7.9)	$(6.3)

Webcast
Steelcase will discuss first quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measure
This earnings release contains a non-GAAP financial measure.  A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company.  Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of the non-GAAP financial measure to the most directly comparable GAAP financial measures.

The non-GAAP financial measure used within this earnings release is organic revenue growth, which represents the change in revenue excluding estimated currency translation effects and the impacts of acquisitions and divestitures. This measure is presented because management uses this information to monitor and evaluate financial results and trends.  Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations.  These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company.  Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project, "targets," or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 105 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries.  We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision®, Turnstone®, Smith System®, Orangebox® and AMQ™.  Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability.  We are globally accessible through a network of channels, including over 800 Steelcase dealer locations.  Steelcase is a global, industry-leading and publicly traded company with fiscal 2019 revenue of $3.4 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended
	May 24, 2019	May 25, 2018
Revenue	$824.3	$754.0
Cost of sales	565.9	516.1
Gross profit	258.4	237.9
Operating expenses	230.8	214.6
Operating income	27.6	23.3
Interest expense	(6.7)	(4.4)
Investment income	1.0	1.0
Other income, net	2.2	3.3
Income before income tax expense	24.1	23.2
Income tax expense	6.3	6.2
Net income	$17.8	$17.0

Earnings per share:
Basic	$0.15	$0.14
Diluted	$0.15	$0.14
Weighted average shares outstanding - basic	119.4	118.7
Weighted average shares outstanding - diluted	119.9	118.7

Dividends declared and paid per common share	$0.1450	$0.1350

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	May 24, 2019	February 22, 2019
ASSETS
Current assets:
Cash and cash equivalents	$152.7	$261.3
Accounts receivable, net	402.5	390.3
Inventories	241.3	224.8
Prepaid expenses	22.1	19.5
Other current assets	47.8	52.7
Total current assets	866.4	948.6

Property, plant and equipment, net	450.2	455.5
Company-owned life insurance ("COLI")	156.7	156.1
Deferred income taxes	133.9	135.8
Goodwill	240.1	240.8
Other intangible assets, net	115.2	119.3
Investments in unconsolidated affiliates	53.7	56.9
Right-of-use operating lease assets	207.2	—
Other assets	32.3	29.4
Total assets	$2,255.7	$2,142.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$263.1	$241.2
Short-term borrowings and current portion of long-term debt	4.2	4.1
Current operating lease obligations	36.4	—
Accrued expenses:
Employee compensation	79.4	168.1
Employee benefit plan obligations	23.9	37.1
Accrued promotions	28.6	27.7
Customer deposits	22.3	20.0
Product warranties	14.5	16.4
Other	78.6	80.6
Total current liabilities	551.0	595.2

Long-term liabilities:
Long-term debt less current maturities	482.4	482.9
Employee benefit plan obligations	131.3	141.6
Long-term operating lease obligations	182.2	—
Other long-term liabilities	56.8	72.9
Total long-term liabilities	852.7	697.4
Total liabilities	1,403.7	1,292.6

Shareholders’ equity:
Additional paid-in capital	25.9	16.4
Accumulated other comprehensive loss	(55.1)	(47.3)
Retained earnings	881.2	880.7
Total shareholders’ equity	852.0	849.8
Total liabilities and shareholders’ equity	$2,255.7	$2,142.4

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Three Months Ended
	May 24, 2019	May 25, 2018
OPERATING ACTIVITIES
Net income	$17.8	$17.0
Depreciation and amortization	20.3	17.5
Non-cash stock compensation	9.5	9.2
Equity in income of unconsolidated affiliates	(2.5)	(3.3)
Dividends received from unconsolidated affiliates	4.6	1.7
Other	1.2	(2.9)
Changes in operating assets and liabilities:
Accounts receivable	(15.0)	(42.2)
Inventories	(17.7)	(20.4)
Other assets	1.1	(1.1)
Accounts payable	23.2	21.8
Employee compensation liabilities	(93.6)	(75.4)
Employee benefit obligations	(24.2)	(26.6)
Accrued expenses and other liabilities	4.3	(13.0)
Net cash used in operating activities	(71.0)	(117.7)

INVESTING ACTIVITIES
Capital expenditures	(14.8)	(15.8)
Other	1.1	7.9
Net cash used in investing activities	(13.7)	(7.9)

FINANCING ACTIVITIES
Dividends paid	(17.3)	(16.3)
Common stock repurchases	(4.0)	(3.4)
Repayments of long-term debt	(0.6)	(0.7)
Other financing activities	0.1	—
Net cash used in financing activities	(21.8)	(20.4)

Effect of exchange rate changes on cash and cash equivalents	(0.7)	(1.3)

Net decrease in cash, cash equivalents and restricted cash	(107.2)	(147.3)
Cash and cash equivalents and restricted cash, beginning of period[1]	264.8	285.6
Cash and cash equivalents and restricted cash, end of period[2]	$157.6	$138.3
  These amounts include restricted cash of $3.5 and $2.5 as of February 22, 2019 and February 23, 2018, respectively.
  These amounts include restricted cash of $4.9 and $3.4 as of May 24, 2019 and May 25, 2018, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims. Restricted cash is included as part of Other assets in the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Michael O'Meara
Investor Relations
(616) 292-9274

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915-8505